Execution Version

Exhibit 10.28

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (the “Agreement”) is made as of the Agreement Effective Date (as defined below) by and between Cue Biopharma, Inc. (the “Company”) and Matteo Levisetti, M.D. (“Executive”) (together, the “Parties”).

WHEREAS, the Company and Executive are parties to an Amended and Restated Executive Employment Agreement dated January 17, 2023 (the “Employment Agreement”), pursuant to which Executive serves as the Company’s Chief Medical Officer;

WHEREAS, Executive’s last day of employment with the Company will be November 28, 2025 (the “Separation Date”);

WHEREAS, the Parties wish to establish mutually agreeable terms for Executive’s separation from the Company; and

WHEREAS, the Parties agree that the benefits and rights set forth in this Agreement shall be the exclusive benefits and rights due Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Separation; Resignation; Transition Period – As of the Separation Date, Executive’s employment will end. In connection with Executive’s separation from employment, all salary payments from the Company will cease as of the Separation Date and any benefits Executive had as of the Separation Date under benefit plans, programs, or practices of the Company will terminate, except as required by federal or state law. Executive hereby acknowledges and agrees that, pursuant to Section 9(d) of the Employment Agreement, as of the Separation Date he shall automatically be deemed to have resigned from all positions he holds as an officer, director or fiduciary of the Company and any other entity that is part of the same consolidated group as the Company or in which capacity Executive serves at the direction of or as a result of his position with the Company. Executive further acknowledges and agrees that he will, within 10 days following the Separation Date, take all actions as may be necessary under applicable law or requested by the Company to effect such resignations. Executive acknowledges that the period between the Receipt Date (as defined below) and the Separation Date shall be a transition period, during which he will be required to perform only those transition-related duties as the Company may request, including, without limitation, transitioning his work to the Company’s Medical Director and Head of Clinical Operations.

2.
Severance Benefits – Provided Executive (a) signs and returns this Agreement no later than the Return Date (as defined in Section 11 below), (b) does not revoke his acceptance of this Agreement during the Revocation Period (as defined in Section 11 below), and (c) abides by all of his obligations in this Agreement, the Company will, in exchange for Executive’s commitments and obligations set forth herein, provide Executive with the following severance benefits (the “Severance Benefits”):

a.
Severance Pay – The Company will pay to Executive $556,837.60, less all applicable taxes and withholdings, as severance pay (which amount constitutes (x) a pro-rated (based on the Separation Date) amount of Executive’s target 2025 Annual Bonus (as defined in the Employment Agreement), plus (y) 9 months of Executive’s Base Salary (as defined in the Employment Agreement). This severance pay will be paid in one lump sum in the Company’s first regular payroll cycle that follows the Agreement Effective Date (as defined below).
b.
COBRA Benefits – Should Executive be eligible for and timely elect to continue receiving group health insurance coverage under the law known as COBRA, the Company will, commencing on the Separation Date and continuing until the earliest of (x) 9 months following the Separation Date, (y) the date Executive obtains new employment that offers health and/or dental insurance that is reasonably comparable to that offered by the Company, and (z) the date COBRA continuation coverage would otherwise terminate in accordance with the provisions of COBRA, pay the full premiums for such coverage.

Executive acknowledges that the Severance Benefits satisfy the Company’s obligations under the Employment Agreement, and that he will not be eligible for, nor shall he have a right to receive, any payments or benefits from the Company following the Separation Date other than as set forth in this Section 2. Executive further acknowledges that his right to receive and retain the Severance Benefits is contingent upon his timely and full compliance with all of his obligations set forth in this Agreement.

3.
Release of Claims – In exchange for Executive’s eligibility to receive the Severance Benefits, which Executive acknowledges he would not otherwise be entitled to receive, Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its past and present affiliates, joint employers (including any professional employer organization or employer of record), subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that he ever had or now has against any or all of the Released Parties, whether known or unknown, including, but not limited to, any and all claims arising out of or relating to Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act, Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102, Mass. Gen. Laws ch. 214, § 1C (Massachusetts right to be free from sexual harassment law), the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B

(Massachusetts right of privacy law), the Massachusetts Parental Leave Act, Mass. Gen. Laws ch. 149, § 105D, the Massachusetts Paid Family and Medical Leave Act, Mass. Gen. Laws ch. 175m, § 1, et seq., the Massachusetts Earned Sick Time Law, Mass. Gen. Laws ch. 149, § 148c, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all rights and claims under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq., as amended (Massachusetts law regarding payment of wages and overtime), including any rights or claims thereunder to unpaid wages, including overtime, bonuses, commissions, and accrued, unused vacation time; all claims arising out of the California Fair Employment and Housing Act, Cal. Gov’t. Code § 12900 et seq., the California Equal Pay Act, Cal. Lab. Code § 1197.5 et seq., the California Family Rights Act, Cal. Gov’t. Code § 12945.1 et seq. and § 19702.3, the Cal-WARN Act, Cal. Lab. Code §§ 1400-1408, Cal. Lab. Code § 233 (California’s kin care law), Cal. Code Regs. tit. 2, §§ 7291.2– 7291.16 (California’s pregnancy leave law), California Unruh Civil Rights Act, Cal. Civ. Code § 51 et seq., and Cal. Lab. Code §§ 98.6 and 1102.5 (California whistleblower protection laws), all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any unvested ownership interest in the Company, its subsidiaries or any of its affiliates, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above. Notwithstanding the foregoing, nothing in this release of claims or in this Agreement shall be deemed to prohibit Executive from filing a charge with, or participating in any investigation or proceeding before, any local, state or federal government agency, including, without limitation, the EEOC or a state or local fair employment practices agency. Executive retains the right to participate in any such action but not the right to recover money damages or other individual legal or equitable relief awarded by any such governmental agency, including any payment, benefit, or attorneys’ fees, and hereby waives any right or claim to any such relief; provided, however, that nothing herein shall bar or impede in any way Executive’s ability to seek or receive a monetary incentive award from any governmental agency or regulatory authority in connection with information provided to the governmental agency or regulatory authority.
4.
Section 1542 Waiver – Executive understands and agrees that the claims released in Section 3 above include not only claims presently known to Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Section 3. Executive understands that Executive may hereafter discover facts different from what Executive now believes to be true, which if known, could have materially affected this Agreement, but Executive nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that Executive may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

5.
Disclosures
a.
Confidentiality – Except for Permitted Disclosures (as set forth in Section 5(b) below), Executive agrees to maintain as confidential and not to disclose the terms of this Agreement and the contents of the negotiations and discussions resulting in this Agreement.
b.
Permitted Disclosures – Nothing in this Agreement, including Section 5(a) above, or elsewhere (including in the Employment Agreement) prohibits or restricts Executive from communicating with, or voluntarily providing information he believes indicates possible or actual violations of the law to, local, state or federal government agencies, any legislative body, law enforcement, or any self-regulatory organization (including but not limited to the Securities and Exchange Commission). Executive is not required to notify the Company of any such communications or disclosures. Further, notwithstanding Executive’s confidentiality and nondisclosure obligations, he is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
6.
Reaffirmation of Continuing Obligations – Executive acknowledges and reaffirms his continuing obligations to the Company as set forth in Section 11 of the Employment Agreement, which Section 11 and the obligations therein remain in full force and effect following the Separation Date in accordance with the terms of Section 11; provided, however, that Executive shall not be bound by the post-employment non-competition and non-solicitation restrictions set forth in Section 11(b) and 11(c), which restrictions are hereby waived as of the Separation Date.
7.
Return of Company Property – Executive confirms that he has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software, printers, flash drives and other storage devices, wireless handheld devices, cellular phones, tablets, etc.), Company identification, and any other Company owned property in his possession or control. Executive further confirms that he has left intact all, and has otherwise not destroyed, deleted, or made inaccessible to the Company any, electronic Company documents, including, but not limited to, those that he developed or helped to develop during his employment, and that he has not (a) retained any copies in any form or media; (b) maintained access to any copies in any form, media, or location; (c) stored any copies in any physical or electronic locations that are not readily accessible or known to the Company or that remain accessible to him; or (d) sent, given, or made accessible any copies to any persons or entities that the Company has not authorized to receive such electronic or hard copies. Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone accounts, and computer accounts.

8.
Business Expenses and Final Compensation – Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and that no other reimbursements are owed to him. Executive further acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Company, including payment for all wages, bonuses, commissions, and any accrued but unused vacation time, and that no other compensation is owed to him except as provided herein.
9.
Amendment and Waiver – This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, administrators, personal representatives, and successors. No delay or omission by either Party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
10.
Validity – Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
11.
Nature of Agreement – The Parties understand and agree that this Agreement is a separation and release of claims agreement and that nothing herein constitutes an admission of liability or wrongdoing on the part of the Company or any of the other Released Parties.
12.
Time for Consideration and Revocation – Executive acknowledges that he was initially presented with this Agreement on November 17, 2025 (the “Receipt Date”). Executive understands that he will not be eligible to receive the Severance Benefits unless he (a) signs and returns this Agreement no later than the close of business on December 9, 2025 (the “Return Date”), and (b) does not revoke his acceptance of this Agreement during the seven (7) day period after signing it (the “Revocation Period”). This Agreement will become effective and enforceable on the day after the Revocation Period has expired without revocation (the “Agreement Effective Date”).
13.
Acknowledgements – Executive acknowledges that he has been given at least twenty-one (21) days to consider this Agreement (the “Consideration Period”), and that the Company is hereby advising him to consult with an attorney of his own choosing prior to signing this Agreement. Executive further acknowledges and agrees that any changes made to this Agreement following the Receipt Date, whether material or immaterial, shall not re-start or affect in any manner the Consideration Period. Executive understands that he may revoke his acceptance of this Agreement during the Revocation Period by notifying in writing the Company signatory of this Agreement, and this Agreement shall not be effective or enforceable unless and until the Revocation Period expires without Executive’s revocation. Executive understands and agrees that by entering into this Agreement he is waiving any and all rights or claims he might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that he has received consideration beyond that to which he was previously entitled.

14.
Voluntary Assent – Executive affirms that no other promises or agreements of any kind have been made to or with Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement and has had the opportunity to be represented by counsel of his own choosing.
15.
Governing Law; Forum – This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

16.
Entire Agreement – This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to Executive’s separation of employment from the Company, severance benefits, and the settlement of claims against the Released Parties, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

17.
Tax Acknowledgement; Clawback – In connection with the Severance Benefits provided to Executive pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and Executive shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law. Executive acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits. Executive acknowledges and agrees that he remains subject to the clawback provision of Section 9(h) of the Employment Agreement.
18.
Counterparts – This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which together will constitute one and the same Agreement. Facsimile, electronic, and PDF signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) written below.

CUE BIOPHARMA, INC.

By: /s/ Usman Azam Date: 11/19/25

Name: Usman Azam, M.D.

Title: CEO

I hereby agree to the terms and conditions set forth above. I have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act. I intend that this Agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

Matteo Levisetti, M.D.

/s/ Matteo Levisetti Date:11/19/25